Exhibit 16.1

September 3, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read SDC Financial LLC’s statements regarding us in the last sentence of the first paragraph and the second paragraph under the heading “Change In Principal Accountant” as part of the Registration Statement on Form S-1 of SmileDirectClub, Inc. dated September 3, 2019, and we agree with such statements.

Very truly yours,

/s/Crowe LLP

Franklin, Tennessee